UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report: (Date of earliest event reported): January 29, 2015

Nexstar Broadcasting Group, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50478	23-3083125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On January 29, 2015, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), a wholly owned subsidiary of Nexstar Broadcasting Group, Inc. (the “Company”), completed the issuance and sale of $275.0 million aggregate principal amount of 6.125% senior notes due 2022 (the “Notes”). The Notes were issued pursuant to an Indenture, dated January 29, 2015 (the “Indenture”), by and among Nexstar Broadcasting, as issuer, the Company, as guarantor, Mission Broadcasting, Inc. (“Mission”), as guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Nexstar Broadcasting’s obligations under the Notes are jointly and severally guaranteed by the Company, Mission and certain of Nexstar Broadcasting’s and Mission’s future restricted subsidiaries.

The Notes were issued in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes were issued at par. Nexstar Broadcasting will use the net proceeds of the offering to fund certain pending acquisitions, pay related fees and expenses and for general corporate purposes.

The Notes and the guarantees are Nexstar Broadcasting’s and the guarantors’ senior obligations, rank equal in right of payment with all of Nexstar Broadcasting’s and the guarantors’ existing and future senior indebtedness and rank senior in right of payment to all of Nexstar Broadcasting’s and the guarantors’ future subordinated indebtedness. The Notes and the guarantees are effectively junior to Nexstar Broadcasting’s and the guarantors’ secured indebtedness, including borrowings under Nexstar Broadcasting’s and the guarantors’ senior secured credit facilities to the extent of the value of the assets securing such indebtedness.

The Notes will mature on February 15, 2022. Interest on the Notes accrues at a rate of 6.125% per annum and is payable semiannually in arrears on February 15 and August 15 of each year, commencing on August 15, 2015. Nexstar Broadcasting is obligated to make each interest payment to the holders of record of the Notes on the immediately preceding February 1 and August 1.

Nexstar Broadcasting has the option to redeem all or a portion of the Notes at any time prior to February 15, 2018 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date plus a “make-whole” premium. At any time on or after February 15, 2018, Nexstar Broadcasting may redeem the Notes, in whole or in part, at the redemption prices set forth in the Indenture. At any time before February 15, 2018, Nexstar Broadcasting may also redeem up to 40% of the aggregate principal amount of the Notes at a redemption price of 106.125% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings.

Upon the occurrence of a Change of Control Repurchase Event (as defined in the Indenture), each holder of the Notes may require Nexstar Broadcasting to repurchase all or a portion of the Notes in cash at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Indenture contains covenants that limit, among other things, Nexstar Broadcasting’s ability to (1) incur additional debt, (2) pay dividends or make other distributions or repurchases or redeem its’ capital stock, (3) make certain investments, (4) create liens, (5) merge or consolidate with another person or transfer or sell assets, (6) enter into restrictions affecting the ability of Nexstar Broadcasting’s restricted subsidiaries to make distributions, loans or advances to it or other restricted subsidiaries; prepay redeem or repurchase certain indebtedness and (7) engage in transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest, including additional interest, on all the Notes to be due and payable.

The foregoing description of the Indenture is qualified in its entirety by reference to the complete copy of that agreement that is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The related form of senior note is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of January 29, 2015, among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., as a guarantor, Mission Broadcasting, Inc., as a guarantor, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of Senior Note (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

	By:	/s/ Thomas E. Carter
Date: January 30, 2015	Name:	Thomas E. Carter
	Title:	Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of January 29, 2015, among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., as a guarantor, Mission Broadcasting, Inc., as a guarantor, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of Senior Note (included in Exhibit 4.1)